Exhibit 99.1

PSB ANNOUNCES RECORD 2011 ANNUAL EARNINGS OF $3.37 PER

SHARE AND DECEMBER QUARTERLY EARNINGS OF $.89 PER SHARE

Wausau, Wisconsin [OTCQB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported December 2011 quarterly earnings of $.89 per share on net income of $1,400,000 compared to earnings of $.88 per share on net income of $1,394,000 during the most recent September 2011 quarter and $.85 per share on net income of $1,334,000 during the prior year December 2010 quarter. Earnings for the year ended December 31, 2011 were $3.37 per share on net income of $5,305,000, up 11% over 2010 earnings of $3.04 per share on net income of $4,754,000.

President Knitt indicated, “PSB continues to enjoy steady profits and capital growth while working through historically high loan delinquencies. During turbulent economic times, we are proud to support our local customers and many local shareholders with our 7th consecutive quarterly annualized return on equity above 10% and our 8th consecutive quarter of increased tangible net book value per share. 2011 earnings benefited from a $386,000 increase in tax adjusted net interest income on a reduction in higher cost funding and a $495,000 reduction in operating expenses compared to 2010 while credit and foreclosure costs were stable, declining just $57,000. Loan growth in our local markets continues to be difficult as new commercial loan demand remains low and banks compete aggressively to refinance existing credit with high quality borrowers. During 2011, total assets increased just $1,774,000, or 0.3%, although net loans increased $5,756,000, or 1.3%, during the year.”

Knitt added, “Looking ahead, continued slow economic conditions and recently announced local manufacturing job losses could keep consumer credit demand low and pressure home mortgage delinquency rates. Continued actions by the Federal Reserve and European economic concern have combined to lower long-term interest rates and could pressure net interest margin lower as loans reprice during the coming year. Lower net interest margin and increased loan delinquencies combined with low loan growth could negatively impact net income during 2012.”

Financial Highlights:

❖	Record December 2011 quarterly earnings of $.89 per share and year to date earnings of $3.37 per share, up 4.7% and 10.9% over the prior year periods, respectively.

❖	Tangible net book value of $31.96 per share, up 7.1% over December 2010, and return on average stockholders’ equity of 10.78%.

❖	Total loans and deposits of $438 million and $482 million at December 31, 2011, respectively, with loans up $5.8 million and deposits up $16.3 million during the year.

❖	Stable nonperforming loan portfolio of $14.2 million, including restructured loans accruing interest, compared to $14.4 million at September 30, 2011. Foreclosed assets of $2.9 million at December 31, 2011, down 41% during the year.

❖	Recently recognized by SNL Financial as one of only 35 public exchange banks in the United States that has increased its cash dividend at least 1.5% every year for the past 10 years.

Balance Sheet Changes

Total assets were $622.9 million at December 31, 2011 compared to $611.3 million at September 30, 2011 and $621.1 million at December 31, 2010. During the December 2011 quarter, 91% of the $11.6 million increase in total assets came from higher cash and overnight investments as seasonal government tax deposits and other year-end commercial deposits were invested in short term federal funds sold. During the year ended December 31, 2011, an increase in residential mortgage loans of $5.2 million was offset by declines in foreclosed assets of $2.0 million and in cash of $2.1 million.

As noted previously, local core deposits increased $23.0 million during the December 2011 quarter which allowed PSB to repay $9.3 million in wholesale borrowings and invest in federal funds sold. For all of 2011, local core deposits increased $14.9 million which were used to repay $11.4 million in wholesale borrowings. At December 31, 2011, wholesale funding including brokered and national deposits, FHLB advances, and other borrowings were $144.4 million, or 23.2% of total assets, compared to 25.1% of total assets at September 30, 2011 and December 31, 2010. Seasonal government tax deposits are typically withdrawn early in the calendar year and an increase in use of wholesale funds is likely if needed to fund 2012 loan growth.

Asset Quality, Credit Costs, and the Allowance for Loan Losses

PSB’s provision for loan losses was $240,000 in the December 2011 quarter compared to $360,000 in the September 2011 quarter and $240,000 in the prior year December 2010 quarter. However, loss on foreclosed assets, including partial write-downs, increased in the December 2011 quarter to $558,000 compared to $66,000 in the September 2011 quarter but similar to $544,000 in the December 2010 quarter. December 2011 quarterly foreclosure losses resulted from a $535,000 partial write-down of several foreclosed properties to estimated market value after selling costs based on new appraisals obtained during the quarter. Foreclosed asset losses during the December 2010 quarter were led by a $250,000 partial write-down of a property later sold during 2011.

During the years ended December 31, provision for loan losses was $1,390,000 and $1,795,000 during 2011 and 2010, respectively. However, 2011 loss on foreclosed assets increased to $1,197,000 compared to $849,000 in 2010. Taken together, provision and foreclosure costs were $2,587,000 during 2011 and $2,644,000 during 2010. Foreclosure costs include partial write-downs of existing properties due to declining fair values, which totaled $992,000 during 2011 and $405,000 during 2010.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	December 31,
(dollars in thousands)	2011	2010

Nonaccrual loans (excluding restructured loans)	$5,893	$7,127
Nonaccrual restructured loans	2,081	1,912
Restructured loans not on nonaccrual	6,220	2,383
Accruing loans past due 90 days or more	—	—

Total nonperforming loans	14,194	11,422
Nonaccrual trust preferred investment security	750	—
Foreclosed assets	2,939	4,967

Total nonperforming assets	$17,883	$16,389

Nonperforming loans as a % of gross loans	3.19%	2.60%
Total nonperforming assets as a % of total assets	2.87%	2.64%

Total nonperforming loans increased $2,772,000 since December 31, 2010 despite a $1,065,000 reduction in nonaccrual loans due to addition of $3,837,000 in troubled debt restructured loans maintained on accrual status but classified above as nonperforming loans. Restructured loans maintained on accrual status represented 75% of total restructured principal at December 31, 2011 and September 30, 2011. The decline in nonaccrual loans benefited from $1,409,000 in net charge-offs during 2011 compared to $1,446,000 during 2010. The most significant charge-off during 2011 included $700,000 related to a customer line of credit secured by building supply inventory and accounts receivable previously disclosed in the 2010 Annual Report on Form 10-K. This charge-off was previously provided for by a $700,000 charge against earnings during the December 2009 quarter. Annualized net loan charge-offs were 0.32% and 0.33% during the years ended December 31, 2011 and 2010, respectively. At December 31, 2011, the allowance for loan losses was $7,941,000, or 1.78% of total loans (56% of nonperforming loans), compared to $7,960,000, or 1.81% of total loans (70% of nonperforming loans) at December 31, 2010.

At December 31, 2011, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (nine relationships) totaled $9.3 million before $0.7 million in specific reserves, representing 52% of total nonperforming assets. At September 30, 2011, all nonperforming assets aggregating $500,000 or more (nine relationships) totaled $10.0 million before $1.0 million in specific reserves, representing 54% of all nonperforming assets. At December 31, 2010, all nonperforming assets aggregating $500,000 or more (seven relationships) totaled $7.5 million before $0.9 million in specific reserves, representing 46% of nonperforming assets.

While PSB believes the most significant declines in general credit quality and the economy in its local markets have occurred, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery. Such conditions are seen in the level of problem borrowers with restructured loan terms. The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially requiring increased future provisions for loan loss. In light of these conditions, PSB expects to see an increase in borrowers requiring restructured loan terms. In addition, foreclosed property may increase during the next several quarters as PSB works through ongoing collection and foreclosure actions. A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during the coming quarters.

Nonaccrual loans and restructured loans maintained on accrual status remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated. In general, uncertainty surrounding the credit is eliminated when the borrower has displayed a history of regular loan payments using a market interest rate that is expected to continue as if a typical performing loan. Some borrowers continue to make loan payments while maintained on non-accrual status. PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid. Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses (often referred to as the “Texas Ratio”) was 31.32% and 30.61% at December 31, 2011 and 2010, respectively. For the purpose of this measurement, tangible common equity is equal to total common stockholders’ equity less mortgage servicing right assets.

Capital and Liquidity

During the year ended December 31, 2011, stockholders’ equity increased $3,672,000 primarily from $5,305,000 in net income less $1,168,000 in dividends declared. Net book value per share at December 31, 2011 was $31.96 compared to $29.85 at December 31, 2010, an increase of 7.1%. Average common stockholders’ equity, excluding unrealized security gains and other comprehensive income was 7.76% of average assets during the year ended December 31, 2011 compared to 7.09% during 2010.

For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively. The floating rate payments required by the junior subordinated debentures have been hedged with a fixed rate interest rate swap resulting in a total annual interest cost of 4.42% through September 2017. PSB was considered “well capitalized” under banking regulations at December 31, 2011.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At December 31, 2011, unused (but available) wholesale funding were approximately $237 million, or 38% of total assets, compared to $211 million, or 34% of total assets at December 31, 2010. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit. PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis and represented 42% and 45% of unused but available liquidity at December 31, 2011 and 2010, respectively.

Net Interest Margin

Tax adjusted net interest income totaled $5,235,000 (on net margin of 3.64%) during the December 2011 quarter compared to $5,051,000 (3.53%) in the September 2011 quarter and $ 5,096,000 (3.53%) in the December 2010 quarter. Year to date, tax adjusted interest income was $20,297,000 in 2011 (on net margin of 3.55%) and $19,911,000 during 2010 (on net margin of 3.51%), an increase of $386,000. Since June 2010, quarterly net interest income has remained in a range from $4,960,000 to $5,235,000 and net interest margin has remained in a range from 3.45% to 3.65%. During this period, consistent declines in loan and investment yields have been offset by regular declines in time deposit costs.

Reinvestment yields for investment security cash flows remain very low and taxable securities yields are expected to continue to decline throughout 2012. In addition, loan yields may decline significantly due to competitive pressures as competitors seek to increase loan originations while quality credit demand remains weak in addition to domestic and global economic actions which have lowered long-term rates. While December 2011 quarterly net margin increased from a reduction in demand and savings rates, further reductions of these nominal core deposit rates may be difficult. PSB expects these factors to continue and may experience a decline in net interest income or net margin during upcoming quarters.

Noninterest and Fee Income

Total noninterest income for the quarter ended December 31, 2011 was $1,376,000, compared to $1,512,000 earned during the December 2010 quarter, a decrease of $136,000, or 9.0%. The decrease was led by a reduction in mortgage banking income of $162,000, or 29.4%. During the December 2010 quarter, mortgage rates fell to very low levels, prompting a wave of consumer refinancing activity greater than seen during the December 2011 quarter. Separately, the quarterly decline in noninterest income was offset $32,000 by a gain on sale of securities.

Noninterest income during the year ended December 31, 2011 totaled $5,337,000, down $26,000, or 0.5% compared to 2010. During the year, mortgage banking income declined $99,000, or 6.7%, to $1,373,000. A $154,000 reduction in service fees (down 8.6%) from lower overdraft fee income was offset by $207,000 of commissions earned on interest rate swaps sold to commercial loan customers during 2011, a new PSB product introduced during the year.

The provisions of the Dodd-Frank Wall Street Reform Act related to debit card interchange income, often referred to as the “Durbin Amendment,” become effective during the December 2011 quarter. These changes cap the amount of debit card interchange income that may be collected by large banks from merchants for processing card activity. While the new rules technically do not apply to PSB as a smaller bank, the impacts are expected to become uniform for the industry over time as merchants use their new authority and options to process customer card activity across a wider number of providers. In addition, changes made by PSB to eliminate the debit card usage requirement of its high yield Reward Checking account are expected to reduce customer debit card activity. In general, the banking industry has begun to respond to lower debit card fee revenue by reducing customer account reward programs and related costs and increasing account service fees. PSB continues to investigate the nature and timing of potential future retail checking account changes in response to the expected reduction of debit card income. PSB expects noninterest income during 2012 to decline from levels seen during 2011 as mortgage banking loan originations trend lower and the impacts of new debit card interchange regulation are felt.

Operating Expenses

Noninterest expenses totaled $4,121,000 during the December 2011 quarter compared to $4,305,000 during the December 2010 quarter, a decrease of $184,000, or 4.3%. The majority of the decline was due to $110,000 in debit card fraud losses incurred during the December 2010 quarter as PSB was subject to a concentrated fraud event. Other savings were seen in a $70,000 reduction in expense related to vendor costs of PSB’s Rewards Checking retail NOW account when sale of the product was discontinued. Increased data processing cost of $157,000, up 70.1%, was offset by a $98,000 decline in salaries and benefits and an $84,000 decrease in FDIC insurance premium expense. Data processing expense increased as special conversion contractual cost reductions associated with the June 2010 data system conversion were fully phased out during the September 2011 quarter. During 2011, certain Dodd-Frank Wall Street Reform Act rules became effective which placed a greater burden for FDIC insurance premiums on the nation’s largest banks, decreasing amounts due from smaller community banks, like PSB.

Year to date, noninterest expenses were $15,778,000 and $15,925,000 during 2011 and 2010, respectively, a decrease of $147,000, or 0.9%. However, loss on foreclosed assets and changes in FDIC insurance premium expense impact the analysis of year over year total noninterest expenses. Excluding these costs, operating expenses totaled $14,076,000 in 2011 and $14,294,000 in 2010, a decline of $218,000, or 1.5%, from declines in each primary expense category except data processing expenses. Offsetting the increase in data processing costs of $297,000 (up 27.4%) were declines in salaries and benefits of $130,000, decline in occupancy costs of $161,000, decline in advertising of $64,000 and decline in other noninterest expense of $160,000.

Prior to losses on foreclosed assets, total operating expenses during the past eight quarters have been contained in range of $3.6 million to $3.8 million per quarter. PSB expects operating expenses prior to foreclosure costs to be near the top of this range during the upcoming March 2012 quarter.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB’s Form 10-K for the year ended December 31, 2010. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	December 31,	September 30,	June 30,	March 31,	December 31,
Earnings and dividends:	2011	2011	2011	2011	2010

Net income	$1,400	$1,394	$1,226	$1,285	$1,334
Basic earnings per share(3)	$0.89	$0.89	$0.78	$0.82	$0.85
Diluted earnings per share(3)	$0.89	$0.88	$0.78	$0.82	$0.85
Dividends declared per share(3)	$0.37	$—	$0.37	$—	$0.36
Net book value per share	$31.96	$31.60	$30.95	$30.46	$29.85
Semi-annual dividend payout ratio	20.86%	n/a	23.33%	n/a	21.13%
Average common shares outstanding	1,575,344	1,574,456	1,573,954	1,572,825	1,564,297

Balance sheet – average balances:

Loans receivable, net of allowances	$440,737	$434,031	$437,314	$431,139	$430,923
Total assets	$604,216	$602,088	$601,978	$617,818	$610,577
Deposits	$457,916	$452,225	$451,214	$463,773	$454,735
Stockholders’ equity	$50,910	$49,369	$48,978	$47,352	$47,219

Performance ratios:

Return on average assets(1)	0.92%	0.92%	0.82%	0.84%	0.87%
Return on average stockholders’ equity(1)	10.91%	11.20%	10.04%	11.01%	11.21%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.11%	7.84%	7.75%	7.29%	7.34%
Net loan charge-offs to average loans(1)	0.28%	0.14%	-0.01%	0.86%	0.26%
Nonperforming loans to gross loans	3.19%	3.26%	3.21%	2.21%	2.60%
Allowance for loan losses to gross loans	1.78%	1.82%	1.75%	1.66%	1.81%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	31.32%	32.82%	35.03%	28.43%	30.61%
Net interest rate margin(1)(2)	3.64%	3.53%	3.57%	3.45%	3.53%
Net interest rate spread(1)(2)	3.38%	3.28%	3.34%	3.23%	3.27%
Service fee revenue as a percent of
average demand deposits(1)	2.49%	2.95%	3.05%	2.84%	3.01%
Noninterest income as a percent of gross revenue	16.31%	16.15%	14.40%	16.55%	17.03%
Efficiency ratio(2)	62.34%	59.75%	61.92%	62.18%	65.15%
Noninterest expenses to average assets(1)	2.71%	2.53%	2.58%	2.59%	2.80%

Stock price information:

High	$24.75	$25.00	$26.00	$27.00	$24.50
Low	$23.55	$23.15	$24.00	$22.10	$21.00
Market value at quarter-end	$23.60	$23.75	$24.26	$24.00	$23.00

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Year Ended
(dollars in thousands,	December 31,		December 31,
except per share data – unaudited)	2011	2010	2011	2010

Interest and dividend income:
Loans, including fees	$6,184	$6,360	$24,480	$25,419
Securities:
Taxable	596	682	2,637	2,946
Tax-exempt	267	305	1,125	1,265
Other interest and dividends	16	19	72	35

Total interest and dividend income	7,063	7,366	28,314	29,665

Interest expense:
Deposits	1,228	1,602	5,428	6,974
FHLB advances	396	463	1,776	1,864
Other borrowings	151	173	645	741
Senior subordinated notes	142	142	567	567
Junior subordinated debentures	86	86	341	420

Total interest expense	2,003	2,466	8,757	10,566

Net interest income	5,060	4,900	19,557	19,099
Provision for loan losses	240	240	1,390	1,795

Net interest income after provision for loan losses	4,820	4,660	18,167	17,304

Noninterest income:
Service fees	409	454	1,632	1,786
Mortgage banking	389	551	1,373	1,472
Investment and insurance sales commissions	161	151	631	633
Net gain (loss) on sale and write-down of securities	32	—	32	(20)
Increase in cash surrender value of life insurance	104	103	415	410
Other noninterest income	281	253	1,254	1,082

Total noninterest income	1,376	1,512	5,337	5,363

Noninterest expense:
Salaries and employee benefits	2,026	2,124	8,337	8,467
Occupancy and facilities	453	418	1,702	1,863
Loss on foreclosed assets	558	544	1,197	849
Data processing and other office operations	381	224	1,382	1,085
Advertising and promotion	86	103	291	355
FDIC insurance premiums	108	192	505	782
Other noninterest expenses	509	700	2,364	2,524

Total noninterest expense	4,121	4,305	15,778	15,925

Income before provision for income taxes	2,075	1,867	7,726	6,742
Provision for income taxes	675	533	2,421	1,988

Net income	$1,400	$1,334	$5,305	$4,754
Basic earnings per share	$0.89	$0.85	$3.37	$3.04
Diluted earnings per share	$0.89	$0.85	$3.37	$3.04

PSB Holdings, Inc.
Consolidated Balance Sheets
December 31, 2011 unaudited, December 31, 2010 derived from audited financial statements
	December 31,	December 31,
(dollars in thousands, except per share data – unaudited)	2011	2010
Assets

Cash and due from banks	$14,805	$9,601
Interest-bearing deposits and money market funds	1,829	227
Federal Funds sold	21,571	30,503

Cash and cash equivalents	38,205	40,331
Securities available for sale (at fair value)	59,383	55,273
Securities held to maturity (fair value of $50,751 and $51,662)	49,294	53,106
Other investments	2,484	2,484
Loans held for sale	39	436
Loans receivable, net of allowance for loan losses	437,557	431,801
Accrued interest receivable	2,068	2,238
Foreclosed assets	2,939	4,967
Premises and equipment, net	9,928	10,464
Mortgage servicing rights, net	1,205	1,100
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	11,406	10,899
Other assets	5,109	4,744

TOTAL ASSETS	$622,867	$621,093

Liabilities

Non-interest-bearing deposits	$75,298	$57,932
Interest-bearing deposits	406,211	407,325

Total deposits	481,509	465,257

Federal Home Loan Bank advances	50,124	57,434
Other borrowings	19,691	31,511
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	6,449	5,469

Total liabilities	572,505	574,403

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding - 1,575,804 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares		1,751
Additional paid-in capital	5,323	5,506
Retained earnings	46,111	41,974
Accumulated other comprehensive income	1,934	2,528
Treasury stock, at cost – 175,627 and 187,134 shares, respectively	(4,757)	(5,069)

Total stockholders' equity	50,362	46,690

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$622,867	$621,093

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended December 31,
	2011			2010
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$448,872	$6,221	5.50%	$438,997	$6,399	5.78%
Taxable securities	79,719	596	2.97%	73,595	682	3.68%
Tax-exempt securities(2)	31,271	405	5.14%	34,782	462	5.27%
FHLB stock	3,250	1	0.12%	3,250	—	0.00%
Other	7,291	15	0.82%	22,717	19	0.33%

Total(2)	570,403	7,238	5.03%	573,341	7,562	5.23%

Non-interest-earning assets:
Cash and due from banks	9,053			10,738
Premises and equipment, net	10,029			10,517
Cash surrender value insurance	11,342			10,836
Other assets	11,524			13,219
Allowance for loan losses	(8,135)			(8,074)

Total	$604,216			$610,577

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$128,050	$232	0.72%	$117,085	$303	1.03%
Money market deposits	95,248	170	0.71%	98,985	252	1.01%
Time deposits	169,401	826	1.93%	178,805	1,047	2.32%
FHLB borrowings	54,961	396	2.86%	57,434	463	3.20%
Other borrowings	19,537	151	3.07%	31,283	173	2.19%
Senior subordinated notes	7,000	142	8.05%	7,000	142	8.05%
Junior subordinated debentures	7,732	86	4.41%	7,732	86	4.41%

Total	481,929	2,003	1.65%	498,324	2,466	1.96%

Non-interest-bearing liabilities:
Demand deposits	65,217			59,860
Other liabilities	6,160			5,174
Stockholders’ equity	50,910			47,219

Total	$604,216			$610,577

Net interest income		$5,235			$5,096
Rate spread			3.38%			3.27%
Net yield on interest-earning assets			3.64%			3.53%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Year ended December 31,
	2011			2010
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$443,709	$24,640	5.55%	$443,293	$25,579	5.77%
Taxable securities	79,711	2,637	3.31%	73,414	2,946	4.01%
Tax-exempt securities(2)	32,625	1,705	5.23%	34,344	1,917	5.58%
FHLB stock	3,250	4	0.12%	3,250	—	0.00%
Other	12,679	68	0.54%	13,666	35	0.26%

Total(2)	571,974	29,054	5.08%	567,967	30,477	5.37%

Non-interest-earning assets:
Cash and due from banks	8,532			9,600
Premises and equipment, net	10,216			10,460
Cash surrender value insurance	11,175			10,682
Other assets	12,481			13,305
Allowance for loan losses	(7,884)			(7,857)

Total	$606,494			$604,157

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$126,944	$1,109	0.87%	$120,556	$1,310	1.09%
Money market deposits	100,089	810	0.81%	95,329	1,083	1.14%
Time deposits	171,200	3,509	2.05%	184,487	4,581	2.48%
FHLB borrowings	56,730	1,776	3.13%	57,725	1,864	3.23%
Other borrowings	24,499	645	2.63%	26,256	741	2.82%
Senior subordinated notes	7,000	567	8.10%	7,000	567	8.10%
Junior subordinated debentures	7,732	341	4.41%	7,732	420	5.43%

Total	494,194	8,757	1.77%	499,085	10,566	2.12%

Non-interest-bearing liabilities:
Demand deposits	57,942			55,848
Other liabilities	5,150			4,340
Stockholders’ equity	49,208			44,884

Total	$606,494			$604,157

Net interest income		$20,297			$19,911
Rate spread			3.31%			3.25%
Net yield on interest-earning assets			3.55%			3.51%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.